Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (the “Amendment”) between Advanced Micro Devices, Inc. (“AMD”), and you, Hector Ruiz, is made as of October 27, 2005 and shall be effective as of July 1, 2005 (the “Amendment Effective Date”) and, to the extent provided herein, amends the Employment Agreement between Advanced Micro Devices, Inc. and you dated January 31, 2002 as amended effective January 1, 2005 (the “Employment Agreement”) governing your service with AMD.

You and AMD agree to the following amendments to the Employment Agreement:

1. A new Section 4(c) is hereby added to the Employment Agreement to read in its entirety as follows:

(c) You shall be eligible to participate in the 2005 AMD Long Term Incentive Plan (the “LTIP”) or in a replacement plan adopted by the Board during each fiscal year throughout the term of your employment. The target incentive opportunity for your participation under the LTIP shall be an amount equal to two hundred percent (200%) of your Annual Base Salary, with a maximum incentive opportunity under such LTIP not to exceed four hundred percent (400%) of your Annual Base Salary. You shall continue to be eligible for monthly transition participation in AMD’s long term incentive plans in effect for the three-year award cycles ending 2004, 2005 and 2006, and twenty-five percent (25%) (or such lower percentage of any cash award as may be determined by AMD’s Compensation Committee) of any award paid to you for such cycles shall be paid in restricted stock issued under the AMD 2004 Equity Incentive Plan. The restrictions on any such awards of restricted stock shall lapse over a two (2) year period, with the restrictions on 25% of the shares subject thereto lapsing on each six (6) month anniversary of the grant date.

2. Section 4(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

(d) The aggregate amount payable to you under Section 4(a) and Section 4(c) in each fiscal year shall not be greater than $5,000,000 or such higher amount as may be permitted under the 1996 Executive Incentive Plan or deductible by the Company for Federal income tax purposes for such fiscal year; provided, however, that until such time as such 1996 Executive Incentive Plan is amended to increase its $5,000,000 limit to an amount that AMD’s Compensation Committee determines in its sole discretion will permit amounts paid to you under Sections 4(a) and (c) to be deductible for Federal income tax purposes, any non-deductible amounts that would otherwise be payable under Sections 4(a) and 4(c) that would exceed the maximum bonus payable in any such fiscal year, if any, (the “Excess Bonus”) shall be carried over (on a “first-in, first-out” basis) and shall be added to the aggregate Annual Bonus and LTIP payments (if any) payable for any of the next three (3) fiscal years, whether or not any one or more of such fiscal years ends before or after the end of the Employment Period; and provided further that the Excess Bonus, or portion thereof, may not cause the Annual Bonus and/or the LTIP payments payable in any fiscal year to exceed $5,000,000 or such higher amount as may be permitted under the 1996 Executive Incentive Plan in such fiscal year.

3. Section 10(a)(i)(A) of the Employment Agreement is hereby amended to read in its entirety as follows:

(A) the amount equal to the sum of (x) the product of (i) two multiplied by (II) your Annual Base Salary plus (y) the sum of the highest (i) Annual Bonus, (ii) Additional Bonus, and (iii) LTIP payment paid to you (measured, with respect to LTIP payments made in the form of AMD’s Common Stock, using the closing price of AMD’s Common Stock on the New York Stock Exchange as reported in the Wall Street Journal on the date on which the amount of such AMD Common Stock to be delivered to you was finally determined by AMD’s Compensation Committee) for any of the three (3) years prior to the Date of Termination (this sum of the Annual Bonus, Additional Bonus and LTIP payment shall not exceed $5,000,000 in the aggregate and shall be referred to as the “Recent Annual Bonus”)(including as paid for this purpose any compensation earned but deferred, whether or not at your election);

4. Section 10(a)(i)(C) of the Employment Agreement is hereby amended to read in its entirety as follows:

(C) a pro-rata portion (based on your months of service during each applicable outstanding award cycle under the LTIP or any prior long term incentive plan) of any payments that you would have received under the LTIP or any other such plan for each award cycle in which you are a participant and had you remained Chief Executive Officer through the last day of such award cycle without regard to your not being employed on such date; provided, however, that any determination of the amount of payments to which you are entitled under this subsection (C) shall be made solely with reference to Company performance through the end of the calendar quarter that immediately precedes the Date of Termination and in the case of distributions under the LTIP, payment shall be made by distribution of unrestricted shares of AMD Common Stock pursuant to the restricted stock unit award granted to you under the LTIP; and provided further that all payments shall be made as soon as practicable (but in no event more than 45 days) following the Date of Termination; and

5. No Other Changes. Except as provided in this Amendment to the Employment Agreement, the Employment Agreement shall remain in full force and effect.

The parties hereto have executed this Amendment on this date of October 27, 2005.

ADVANCED MICRO DEVICES, INC.

/s/ Leonard M. Silverman
Dr. Leonard M. Silverman, Chairman Compensation Committee of Advanced Micro Devices, Inc.

/s/ Hector Ruiz
HECTOR RUIZ Chairman, President and Chief Executive Officer

3